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                                                                      EXHIBIT 99

[LETTERHEAD OF SUNRISE MEDICAL]


FOR IMMEDIATE RELEASE                     March 1, 1995

CONTACTS:  Ted N. Tarbet (Financial)  or  Melody Carey
           Marcia Vaughan (Media)         Noonan/Russo Communications
           Sunrise Medical Inc.           (212) 696-4455 ext. 204
           (619) 930-1500

             SUNRISE MEDICAL ACQUIRES LEADING FRENCH MANUFACTURER
                              OF HEALTHCARE BEDS

     CARLSBAD, Calif.--Sunrise Medical Inc. (NYSE: SMD) today announced it has signed a definitive agreement to acquire the Corona Group of Tours, France, a leading French manufacturer of healthcare beds, for a total of 206 million French francs (approximately $40 million), consisting of FF175 million ($34 million) in cash and FF31 million ($6 million) in Sunrise stock. The acquisition is expected to close on April 7, 1995, pending French government approval. The transaction is being financed through Sunrise Medical's $225 million multi-currency credit facility.

     Corona is a privately-held company with current annual revenues of about $37 million. A majority of the group's shares are owned by the Suzanne family, including founder and former president Mr. Christian Suzanne and current president Mrs. Jeanne Santucci-Suzanne. A minority ownership position is held by Credit Lyonnais Investissement. Corona operates two modern manufacturing facilities in Tours, one devoted to beds and the other to nursing home furnishings.

     Corona believes it is the French market leader in home care beds, the co-leader in nursing home beds and furniture, and that it holds a number two position in hospital beds. The company markets its products to French nursing homes and hospitals through its own direct sales force and sells to home care dealers through its wholly-owned subsidiary called Tecktona Sante. Corona sales outside France are minimal.

     Effective with the closing date, Mrs. Suzanne will become a part-time consultant to the company, and Mr. Suzanne will also be available for consulting.

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SUNRISE MEDICAL ACQUIRES CORONA GROUP

Their two sons, Pascal (34) and Laurent (31), will remain in their current executive positions in operations and marketing, respectively. Assuming the presidency of Corona will be Roger Lewis (46), currently director of international sales of Sunrise Medical's UK manufacturing division. A proven five-year veteran with Sunrise, Lewis was previously the European general manager for the computer peripherals division of Citizen Watch Company. Prior to that, Lewis, who speaks French fluently, lived in Paris for seven years, working in the international divisions of Peugeot and also in a family-owned engineering company.

     Commenting on the acquisition, Richard H. Chandler, Sunrise Medical chairman and chief executive officer, said, "We are excited about this acquisition for a number of reasons. Corona is a strong, well-managed company with an excellent record of growth and profitability. Its product lines and markets are well accepted in the marketplace and parallel those of our Joerns Healthcare division in the United States, offering many opportunities for the sharing of technology.

     "Healthcare beds have traditionally been a difficult product to export to developed countries, since each tends to have its own requirements and specifications," Chandler continues. "Strategically, therefore, we felt it was essential to have our own bed manufacturing company in Europe, particularly in view of the burgeoning home healthcare market in Germany, France and elsewhere. We believe there are significant opportunities to be realized from marketing Corona's beds through the growing Sunrise Medical distribution organization, which now covers most of the European Community. Corona can also assist other Sunrise Medical divisions in marketing products to the French nursing home and hospital communities. Sunrise already has sales forces in France covering the rehabilitation and respiratory markets under its Sunrise Medical S.a.r.l. distribution organization, headquartered near Paris, which will continue to operate independently of Corona."

     Corona Group President Jeanne Santucci-Suzanne commented, "We determined that, by joining forces with an extremely experienced and respected

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SUNRISE MEDICAL ACQUIRES CORONA GROUP

partner in the international healthcare arena, we would be able to better capitalize on opportunities emerging through new technologies and expanding global markets. Although we had been approached by other companies in the home medical equipment industry, we chose to become a part of Sunrise Medical because of the excellent strategic and cultural fit between our two companies. We are very excited about our new partnership and believe that many marketing and distribution opportunities exist between Corona and other divisions of Sunrise that will advance our long-term business objectives."

     The Corona Group was founded in 1954 and today employs 161 Associates, located primarily in Tours, who are dedicated to the manufacture, marketing and sale of hydraulic and electric beds and other furniture for the home care, nursing home and hospital markets.

     Sunrise Medical designs, manufactures and markets medical products used in institutional and home care settings that address the recovery, rehabilitation and respiratory needs of the patient. Sunrise is the world's largest manufacturer of medical devices used in the home and a proud official sponsor of the 1996 Atlanta Paralympic Games.

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